Exhibit 3.3

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
VISION-EASE LENS, INC.

FIRST:  That by Joint Written Consent of the sole stockholder and the sole director of Vision-Ease Lens, Inc., a Delaware corporation (the “Corporation”), resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”), declaring said amendment to be in the best interests of the Corporation.  The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the undersigned find it to be in the best interests of the Corporation to amend the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) as follows:

Article 1 of the Certificate of Incorporation shall be deleted in its entirety and the following shall be substituted in lieu thereof (the “Amendment”):

“The name of the corporation is: Vision-Ease Lens Corporation (the “Corporation”).”

SECOND:  That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD:  That the capital of the Corporation shall not be reduced under or by reason of said amendment.

[Signature page follows.]

IN WITNESS WHEREOF, Vision-Ease Lens, Inc. has caused this certificate to be signed by Douglas C. Hepper, an authorized officer, this 11th day of October 2006.

VISION-EASE LENS, INC.

By:	/s/ Douglas C. Hepper
	Name:	Douglas C. Hepper
	Title:	Chief Executive Officer